Exhibit 99.1

Exhibit 99.1 Strata Skin Sciences Press Release dated April 26, 2024.

STRATA Skin Sciences Announces 1-for-10 Reverse Stock Split

HORSHAM, Penn., April 26, 2024 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, announces that it will effect a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-10 that will become effective at 11:59 p.m. Eastern Time on June 6, 2024. The Company’s common stock will begin trading on Nasdaq on a split-adjusted basis when the market opens on June 7, 2024 under the existing symbol, SSKN, and under a new CUSIP number, 86272A 305. This reverse stock split is primarily intended to bring the Company into compliance with Nasdaq’s minimum bid price requirement for continued listing.

“On October 26, 2023, shareholders approved a proposal for a reverse split between a ratio of 1-for-5 and 1-for-25,” commented STRATA’s President and CEO Dr. Dolev Rafaeli.  “We have until June 6, 2024 for the stock to trade above Nasdaq’s $1.00 per share minimum bid price rule before we would feel compelled to move forward with the reverse split.  Today’s announcement of the exact reverse split ratio simply satisfies the requirement from that shareholder approval that we announce the proposed reverse split ratio by April 26, 2024.”

Upon effectiveness of the reverse stock split, every ten shares of the Company’s common stock issued and outstanding will be automatically combined into one share of common stock. Outstanding equity-based awards and other equity rights will be proportionately adjusted. No fractional shares will be issued as a result of the reverse stock split. Stockholders who would otherwise hold a fractional share as a result of the reverse stock split will receive an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the closing price per share on the trading day immediately preceding the effective time of the reverse stock split (as adjusted to give effect to the reverse stock split), without interest.

The reverse stock split affected all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity. Stockholders of record will be receiving information from Equiniti (formerly known as American Stock Transfer) , the Company’s transfer agent, regarding their stock ownership following the reverse stock split.

Stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Additional information concerning the reverse stock split can be found in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on September 25, 2023.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.
STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560